Exhibit 10.26

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”) entered into as of February 14, 2005, by and between Radian Group Inc., a Delaware company, (the “Company”) and Mark Casale (“Executive”).

WHEREAS, in light of the transition in management of the Company, the Board of Directors of the Company (the “Board”) has determined that it is appropriate to enter into a retention agreement with selected key executives whose continued service is particularly important to the welfare of the Company.

WHEREAS, Executive and the Company have entered into a Change of Control Agreement dated November 9,2004 (the “CIC Agreement”), and the parties intend to coordinate the terms of this Agreement with those of the CIC Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Eligibility for Retention Bonus. Subject to the terms of this Agreement, Executive shall receive a retention bonus (the “Retention Bonus”) if Executive remains an employee of the Company through January 1, 2007 (the “Retention Date”). The term “Company” shall include any Affiliate (as defined in the CIC Agreement) that employs Executive.

2. Amount of Retention Bonus. The Retention Bonus shall be 4,000 shares of the outstanding common stock of the Company (“Shares”). Subject to Section 3 below, the Retention Bonus will be distributed in a lump sum in Shares as soon as practicable after the Retention Date.

3. Termination of Employment.

(a) If the Company wishes to terminate Executive’s employment by the Company and all Affiliates without Cause prior to the Retention Date it shall provide Executive with 180 days’ advance notice (the “Notice”), and Executive shall receive the Retention Bonus as soon as practicable after his termination of employment on the 181st day following the Notice (the “Termination Date”). Executive shall also receive (i) 6 monthly installments of severance, at the then rate of base salary prior to any deductions, payable to Executive beginning on the Termination Date and paid in accordance with the Company’s normal payroll system, and (ii) a pro rata target cash bonus for the year of the Notice, when bonuses for that year are otherwise paid to executives generally, multiplied by a fraction, the numerator of which is the number of days in the current calendar year before the date of the Notice and the denominator of which is 365 (collectively, the “Severance Payments”). Notwithstanding anything herein to the contrary, no payments will be made hereunder in violation of Section 409A(2)(b)(i) of the Internal Revenue Code of 1986, as amended.

(b) If before the Retention Bonus is paid, Executive’s employment is terminated by the Company without Cause (as defined in the CIC Agreement), under circumstances in which the benefits of the CIC Agreement are applicable, Executive will receive the severance benefits provided under the CIC Agreement, and the Retention Bonus but not the Severance Payments. If after the Retention Bonus is paid and the Severance Payments are begun, it is determined that the circumstances result in the benefits of the CIC Agreement being applicable, Executive will receive the severance benefits provided under the CIC Agreement, but reduced by the amount of the Severance Payments actually made.

(c) If Executive employment by the Company and all Affiliates terminates on or after January 1, 2006, for any reason other than Cause, as defined in the CIC Agreement, under circumstances in which the full Retention Bonus is not due under paragraph (a) above, Executive shall receive 2,000 Shares as soon as practicable following his termination but no Severance Payment.

(d) If Executive’s employment terminates for any reason other than as described in paragraph (a) or (c) above before the Retention Bonus is paid, no Retention Bonus or Severance Payments will be paid to Executive, and this Agreement shall not in any way affect the terms of the CIC Agreement. If Executive’s employment terminates for any reason after the Retention Bonus is paid, the previous payment of the Retention Bonus shall not in any way affect the terms of the CIC Agreement except as provided herein.

(e) If Executive’s employment is terminated prior to the Retention Date, Executive shall make himself reasonably available for consultation with the Company and the Board through the Retention Date, but it is intended that such consultation shall not interfere with any of Executive’s business activities during that period of time.

4. Release. Notwithstanding the foregoing, any payment of the Retention Bonus or the Severance Payments after Executive’s termination of employment shall be conditioned on Executive’s executing and not revoking a written release upon such termination, substantially in the form attached as Exhibit A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims based upon any entitlements under the terms of this Agreement or entitlements under any plans or programs of the Company under which Executive has accrued and is due a benefit). No payments shall be due or made under this Agreement until the eighth day following the execution of the Release without revocation.

5. Restrictive Covenants. In consideration of the benefits that may be provided by the Company to Executive under this Agreement,

(a) Non-Solicitation and Non-Hire of Company Personnel. During Executive’s employment by the Company or any Affiliate, and, if Executive receives all or a portion of the Retention Bonus, until the first day of the 12th month following Executive’s termination date (for any reason), Executive hereby agrees that he will not either directly or through others, solicit, hire or attempt to solicit or hire any employee, consultant or independent contractor of the Company to change or terminate his or her relationship with the Company or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity.

(b) Proprietary Information. At all times, Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with Executive’s work for the Company, or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event Executive shall promptly notify the Company of the required disclosure and assist the Company if it determines to resist the disclosure. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, any of its portfolio companies, investors, and partners, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. Notwithstanding anything to the contrary herein, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(c) Return of Company Documents. Upon termination of Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, Executive will deliver to the person designated by the Company all originals and copies of all documents and other property of the Company in Executive’s possession, under Executive’s control or to which Executive may have access. Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any property, Proprietary Information or Company Inventions.

(d) In the event of any breach by Executive of any of the restrictive covenants contained in this Sections 5, the Company shall have the right to enforce this Section 5 by withholding or recouping from Executive any payments made under Section 3 and all of the Retention Bonus due under Section 2 as the exclusive remedy for a breach of the restrictive covenants set forth in this Section 5. Executive agrees that in any action in which the Company seeks recoupment, Executive will not assert or contend that any of the provisions of this Section 5 are unreasonable or otherwise unenforceable and that no bond will be required. Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

6. Tax Withholding. All payments under this Agreement will be made subject to applicable federal, state and local tax withholding.

7. No Employment Rights. This Agreement will not give Executive any right to continued employment nor affect the Company’s (or an Affiliate’s) right to terminate that employment at any time.

8. Creditors; Successors. None of the rights or benefits under this Agreement shall be subject to the claims of any of Executive’s creditors, and Executive shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Agreement. Executive will in all respects be an unsecured creditor of the Company. This Agreement will be binding on Executive’s heirs, executors and administrators, and on the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

9. Termination and Amendment. This Agreement shall terminate immediately after the Retention Bonus and the Severance Payments are paid or after the Company determines that no Retention Bonus or Severance Payments or a distribution of Shares are due pursuant to Section 3. This Agreement may be amended only by written agreement between the parties.

10. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

RADIAN GROUP INC.

By:	/s/ Howard S. Yaruss
Name:	Howard S. Yaruss
Title:	EVP, General Counsel

/s/ Mark Casale
Executive

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